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Exhibit 10.28

675 Bering Drive, Suite 400
Houston, Texas 77057
Phone: 713-830-9600
Fax: 713-830-9646

August 27, 2013

RE:    Senior Vice President—Service

Dear James:

        I am pleased to offer you the position of Senior Vice President—Service of Comfort Systems USA (Texas), L.P (the "Company") a wholly owned subsidiary of Comfort Systems USA, Inc. ("Comfort").

        The detailed aspects of this offer are as follows:

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  Base Salary—The base salary payable to you will be $300,000 per year, payable on a regular basis in accordance with the Company's standard payroll procedures, but not less often than monthly.

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  Incentive Compensation—You will be eligible to receive annual incentive compensation based off a bonus range from 0 to 132.5% of your annual base salary, adjusted proportionately for the percentage of the year you are employed by the Company. Although this plan is subject to change from year to year, in 2013 you will be eligible for a bonus based on the following formula (as adjusted proportionately for period of employment): (1) from 0 to 67.5% of your annual base salary based on the EPS performance of Comfort as it relates to EPS targets set by Comfort's board of directors; (2) from 0 to 45% of your annual base salary based on achievement of specified metrics relating to Comfort's overall service business; and (3) from 0 to 20% based on meeting certain individual annual performance goals.

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  Guaranteed Minimum Bonus Levels.—Notwithstanding the foregoing, and assuming you become a full-time employee of Comfort on or before November 18, 2013, for each of 2013, 2014, and 2015 your bonus will be the greater of: (i) the amount calculated in accordance with the plan then in effect, or (ii) $200,000.

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  Equity Compensation.—We will recommend that you be included in Comfort's grants of equity at a level of 100% of base salary. Assuming the plan continues to be administered in the same manner it was administered in 2013, you would receive 100% of your base salary in equity, which would consist of (i) 30% of Comfort's stock in time-vested restricted shares subject to three-year time vesting; (ii) 30% of options subject to three-year time vesting with the strike price being based on the date of grant and the number of options being calculated using the Black-Scholes method; (iii) 20% of dollar-denominated performance stock based on Comfort's EPS performance that is subject to performance vest in three years; and (iv) 20% of dollar-denominated performance stock based on Comfort's relative total shareholder return that is subject to performance vest in three years. The issuance of this equity is at the complete discretion of, and subject to annual approval by, the independent members of Comfort's Board of Directors' Compensation Committee and is subject to change at any time.

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  Severance—Subject to the approval of Comfort's Board of Directors' Compensation Committee, we shall recommend that should you be terminated without cause in the first thirty-six (36) months of employment you would be entitled to receive, subject to the execution of a reasonable release of any employment claims, severance payments equal to $150,000.

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  Relocation—The Company will not require that you relocate to Houston, Texas in the first eighteen (18) months of employment.

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  Perquisites, Benefits, and Other Compensation—You will receive additional benefits and compensation as specified below:

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  Coverage, subject to contributions required of employees generally, for you and your dependent family members under health, hospitalization, disability, dental, life, and other insurance plans that may be in effect from time to time for the benefit of the Company's employees. I will provide you with the Company's 2013 Benefits Summary for your review.

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  Invitation to participate in Comfort's 401(k) plan.

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  Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by you in the performance of your employment. Reimbursable expenses shall be appropriately documented in reasonable detail by you, and shall be in a format consistent with the Company's expense reporting policy.

    Please note that the Company's employee benefits are periodically reviewed as part of the Company's ongoing effort to provide competitive benefits to all employees. Changes to specific benefits may occur in the future.

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  Paid Time Off—You will be entitled to twenty (20) days of Paid Time Off per annum, adjusted proportionately for the first year. Days do not accumulate from year to year.

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  No Conflicting Agreements—Should you accept this offer, you represent and warrant that employment by the Company does not and will not violate, conflict with, or constitute a default under any contract, commitment, adjudication, order, injunction, or any other agreement of any kind, including but not limited to, any previous employment agreements to which you were a party.

        If you are in agreement with the terms of our offer, please email your acceptance to me and also send me a signed copy of this letter. Please note that this is an initial offer of employment and is not intended to create a continuing right of employment. Because you will be transferring employment from your current employer to the Company, you will also be subject to appropriate I-9 documentation, a background check, and you passing a drug-screening test.

        I am very pleased to offer this position to you. I believe your capabilities, experience and knowledge will cause you to be very effective in this new position. I, along with all of our Senior Leadership Team, look forward to having you become a key member of our team.

Sincerely,
/s/ BRIAN LANE Brian Lane President and Chief Executive Officer

/s/ JAMES MYLETT Accepted: James Mylett	October 4, 2013 Date

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  Exhibit 10.28